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                       ABT BUILDING PRODUCTS CORPORATION
                               One Neenah Center
                                   Suite 600
                             Neenah, WI 54956-3070
                                 (920) 751-8611

        [LOGO]

                                                                January 25, 1999

To our Shareholders:

    I am pleased to inform you that ABT Building Products Corporation has entered into an agreement and plan of merger with Louisiana-Pacific Corporation pursuant to which Louisiana-Pacific has agreed to acquire the Company. Under the terms of this agreement, a wholly owned subsidiary of Louisiana-Pacific has today commenced a tender offer for all of the outstanding shares of Common Stock of the Company at a purchase price per share of $15.00, in cash. The shares of Common Stock of the Company not acquired in the tender offer will be converted into the right to receive the same consideration per share as paid in the tender offer, in cash, pursuant to a subsequent merger of the subsidiary of Louisiana-Pacific and the Company.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENT AND PLAN OF MERGER WITH LOUISIANA-PACIFIC AND DETERMINED THAT THE TENDER OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE TENDER OFFER AND TENDER ALL OF THEIR SHARES IN THE TENDER OFFER.

    In arriving at its decision, the Board of Directors considered a number of factors, including the opinion of Warburg Dillon Read LLC that the consideration to be received by the shareholders in the tender offer and the merger is fair, from a financial point of view, to the shareholders.

    Accompanying this letter is a copy of the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which contains information regarding the factors considered by the Board of Directors in its deliberations, a copy of the opinion of Warburg Dillon Read LLC and certain other information regarding the tender offer and the merger, including an Information Statement which is attached as Annex A to the Schedule 14D-9. In addition, enclosed is the Offer to Purchase, submitted by Louisiana-Pacific, dated January 25, 1999, together with related materials, including a Letter of Transmittal to be used for tendering your shares. I urge you to read the enclosed materials carefully before making a decision with respect to tendering your shares in the tender offer.

    I personally wish to thank you for your loyal support through the years.

                                  Very truly yours,

                                  /s/ George T. Brophy
                                  George T. Brophy
                                  Chairman of the Board and
                                  Chief Executive Officer